Exhibit 10.2
EXECUTION COPY
April 12, 2015
Avid Technology, Inc.
65-75 Network Drive
Burlington, MA 01803
Attn: John Frederick, Executive Vice President - Chief Administrative and Financial Officer

Re:	Financing Commitment
Dear Mr. Frederick:
Avid Technology, Inc. ("Company") has advised Providence Debt Fund III L.P., Benefit Street Partners SMA-C L.P., PECM Strategic Funding L.P., Benefit Street Partners Capital Opportunity Fund L.P. and Benefit Street Partners SMA LM L.P. (collectively, “BSP", "we" or "us") that the Company and certain of its subsidiaries (the Company, together with certain subsidiaries of the Company designated by BSP, each a "Borrower" and collectively, the "Borrowers") require financing (i) to fund the Borrowers' ongoing working capital and general corporate requirements, (ii) to pay fees and expenses related to the financing contemplated by this commitment letter and (iii) to fund the acquisition (the “Acquisition”) by the Company and/or one of its wholly-owned subsidiaries of Orad Hi-Tech Systems Ltd. (the “Acquired Business”) , pursuant to a Transaction Agreement and Plan of Merger, dated as of April 12, 2015, among the Company, Messinio Ltd., Orad Hi-Tech Systems Ltd. and the other parties thereto, if any (as amended and in effect on the date hereof, including all schedules and exhibits thereto, the “Acquisition Agreement”). Providence Debt Fund III L.P., Benefit Street Partners SMA-C L.P., PECM Strategic Funding L.P., Benefit Street Partners Capital Opportunity Fund L.P. and Benefit Street Partners SMA LM L.P. are pleased to advise you that they agree, severally and not jointly, to provide the Borrowers with a senior secured term loan facility in the maximum aggregate amount of $100,000,000 (the "Financing Facility") in accordance with the terms of this commitment letter (the “Commitment Letter”), including the terms set forth in the Outline of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"), subject solely to the satisfaction or waiver in writing (by BSP) of the conditions set forth in the second paragraph of this commitment letter. The commitment of Providence Debt Fund III L.P. in respect of the Financing Facility is $61,000,000. The commitment of Benefit Street Partners SMA-C L.P. in respect Financing Facility is $5,000,000. The commitment of PECM Strategic Funding L.P. in respect Financing Facility is $22,000,000. The commitment of Benefit Street Partners Capital Opportunity Fund L.P. in respect Financing Facility is $5,000,000. The commitment of Benefit Street Partners SMA LM L.P. in respect Financing Facility is $7,000,000. The commitments, undertakings and obligations of Providence Debt Fund III L.P., Benefit Street Partners SMA-C L.P., PECM Strategic Funding L.P., Benefit Street Partners Capital Opportunity Fund L.P. and Benefit Street Partners SMA LM L.P., respectively, under this Commitment Letter are several and not joint, and accordingly none of such persons shall be obligated on the commitments, undertakings and obligations of the others.

BSP has been advised that the Borrowers will prior to or simultaneously obtain a secured revolving credit facility in the maximum principal amount of $60,000,000 (the "Working Capital Facility"). All obligations of the Borrowers under the Financing Facility will be guaranteed by the Guarantors (as defined in the Term Sheet) and will be secured by a lien on, and security interest in, substantially all assets of the Borrowers and the Guarantors with the priority specified in the "Collateral" section of the Term Sheet.
The several commitments of Providence Debt Fund III L.P., Benefit Street Partners SMA-C L.P., PECM Strategic Funding L.P., Benefit Street Partners Capital Opportunity Fund L.P. and Benefit Street Partners SMA LM L.P. to provide the Financing Facility on the Closing Date (as defined in the Term Sheet) is subject solely to the satisfaction or waiver in writing by BSP of the following conditions precedent: (a) until the earlier to occur of the Closing Date and the date on which this commitment letter terminates in accordance with its terms without a closing of the Financing Facility (such earlier date, the “Termination Date”), there shall be no competing offering, placement or arrangement of any senior secured debt securities or bank financing by the Borrowers in connection with the Acquisition or any similar transaction involving you or any of your affiliates relating to the Acquisition (other than (i) for the avoidance of doubt, the Working Capital Facility, (ii) amendments of existing indebtedness of the Borrowers and their subsidiaries (other than increases to any commitment amounts or the principal amounts thereof) to be repaid on the Closing Date and (iii) the Permitted Surviving Debt); and (b) the conditions precedent set forth in the Term Sheet under the heading “Conditions Precedent”. For purposes of this commitment letter and the Term Sheet, “Permitted Surviving Debt” shall mean (A) purchase money indebtedness, capital leases and equipment financings of the Borrowers and their subsidiaries that will remain outstanding following the Closing Date, (B) unsecured intercompany indebtedness among the Borrowers and their subsidiaries, (C) any indebtedness held by the Borrowers or any of their subsidiaries in any foreign jurisdiction in connection with foreign operations, (D) any letters of credit or surety bonds issued for the account of the Borrowers and their subsidiaries that will remain outstanding following the Closing Date and (E) other customary indebtedness that BSP agrees may remain outstanding following the Closing Date.
Notwithstanding anything in this commitment letter, the Term Sheet, the Credit Facilities Documentation (as defined in the Term Sheet) or any other document, instrument or agreement relating to the Financing Facility or the Acquisition to the contrary, (a) the only representations and warranties the making of which shall be a condition to the availability of the Financing Facility on the Closing Date shall be the (x) the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement that are material to the interests of BSP and the Lenders (as defined in the Term Sheet), but only to the extent that the Company has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representation or warranty (the “Specified Acquisition Representations”) and (y) Specified Representations (as defined below), and (b) the terms of the Credit Facilities Documentation shall be in a form such that they do not impair the availability of the Financing Facility on the Closing Date so long as each of the conditions precedent to the initial funding of the Financing Facility as set forth above in the immediately preceding paragraph shall have been satisfied or waived in writing by BSP on or prior to the Closing Date (it being understood that, to the extent that the perfection of a lien in any Collateral is not or cannot be provided on the Closing Date after your use of commercially reasonable efforts to do so (other than any lien on any Collateral that may be perfected by (x) the filing of Uniform Commercial Code financing statements (provided that, with respect to the perfection of any security interest by filing of Uniform Commercial Code financing statements, the sole obligation of the Loan Parties (as defined in the Term Sheet) shall be to deliver, or cause to be delivered, necessary financing statements and to authorize BSP to file such financing statements and the payment of any recording taxes in connection therewith) and (y) delivery of stock certificates and certificated equity interests that constitute Collateral), the perfection of such liens shall not constitute a condition precedent to the availability of the Financing

Facility on the Closing Date but shall be required to be provided after the closing of the Financing Facility pursuant to arrangements to be mutually agreed upon by BSP and the Borrowers, in each case acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of any Loan Party set forth in the Credit Facilities Documentation relating to (i) organization and existence; (ii) power and authority to enter into the Credit Facilities Documentation; (iii) due execution, authorization and delivery from all Loan Parties and validation and enforceability of the Credit Facilities Documentation; (iv) non-contravention of the Credit Facilities Documentation with the Loan Parties’ governing documents and applicable law (except, in the case of applicable law, as would not reasonably be expected to have a Material Adverse Effect (as defined below)); (v) use of proceeds; (vi) Federal Reserve Bank margin regulations; (vii) the Investment Company Act; (viii) OFAC; (ix) FCPA; (x) PATRIOT Act; (xi) the creation, perfection and priority of the security interests granted in the Collateral to the extent required by this Commitment Letter; (xii) solvency and (xiii) the status of the Financing Facility as senior debt with lien priority as described in the Term Sheet. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”. “Material Adverse Effect” shall have the meaning set forth in the Term Sheet.
By its execution hereof and its acceptance of the commitment contained herein, the Company, on behalf of itself and the other Borrowers and Guarantors, agrees to indemnify and hold harmless the Lenders and each of their respective assignees and affiliates and their respective directors, partners, members, officers, employees and agents (each, an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other reasonable expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other reasonable expenses arise out of or in any way relate to or result from, this commitment letter or the extension of the Financing Facility contemplated by this commitment letter, or in any way arise from any use or intended use of this commitment letter or the proceeds of the Financing Facility contemplated by this commitment letter, and the Company agrees to reimburse each Indemnified Party for any legal or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), which in the case of legal fees and expenses, shall be limited to fees and expenses of one firm of counsel for all Indemnified Parties, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Parties, taken as a whole), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence, bad faith or willful misconduct of the Indemnified Party or which arise out of a material breach by the Lenders or BSP (or any of such Indemnified Party’s directors, partners, members, officers, employees or agents) of their respective material obligations under this commitment letter. In the event of any litigation or dispute involving this commitment letter or the Financing Facility, neither the Lenders nor the Company, any other Borrower or any Guarantor shall be responsible or liable to any other person for any special, indirect, consequential, incidental or punitive damages. In addition, the Company agrees to reimburse the Lenders for all reasonable and documented out-of-pocket fees and expenses (the "Expenses") incurred by or on behalf of each Lender in connection with the negotiation, preparation, execution and delivery of this commitment letter, the Term Sheet and the Credit Facilities Documentation, including, but not limited to, the reasonable fees and expenses of counsel and the fees and expenses incurred by the Lenders in connection with any due diligence, collateral reviews and valuations, which in the case of legal fees and expenses, shall be limited to fees and expenses of one firm of counsel for BSP and all Lenders, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for BSP and all Lenders, taken as a whole). The obligations of the Company under this paragraph shall remain effective whether or not Credit Facilities Documentation for the Financing Facility is executed and notwithstanding any termination of this commitment letter.

On the date of execution hereof, the Company shall pay to BSP in immediately available funds $100,000, which represents an initial deposit (the "Deposit") to fund Expenses incurred by or on behalf of BSP. If less than $100,000 of Expenses are incurred by BSP, the unused portion of the Deposit will be returned to the Company; provided, however, that if the Closing Date does not occur for any reason whatsoever due to the fault of any Borrower or any Guarantor, the Deposit will be retained by BSP as partial liquidated damages. BSP may request, and the Company shall forthwith pay to the Lenders, in immediately available funds, an additional expense deposit if the amount of Expenses incurred or to be incurred by BSP in connection with the Financing Facility exceeds or will exceed the amount of the Deposit. The Deposit will not be segregated and may be commingled with other funds and the Company will not be entitled to receive interest on the Deposit.
The Company, on behalf of itself and its affiliates, agrees that from the date hereof until May 5, 2015 (the "Exclusivity Period"), the Company will cease any discussion with other potential financing providers and will not engage in discussions or provide any information or pay any commitment fee, arrangement fee or any other similar fee or pay any expense deposit or work fee to any person or persons other than BSP in connection with soliciting from such financing provider, person or persons a proposal or commitment to provide debt or equity financing in lieu of the Financing Facility (provided that this paragraph shall not apply to common equity financing for the Company or the Working Capital Facility).
The Company, on behalf of itself, the other Borrowers and the Guarantors, represents and warrants that (i) all written information and other materials concerning the Company, the Acquired Business any other Borrower or any Guarantor (collectively, the "Information") which has been, or is hereafter, made available by, or on behalf of the Company, the Acquired Business any other Borrower or any Guarantor or any of their respective subsidiaries is, or when delivered will be, when considered as a whole, correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statement has been made (giving effect to all supplements and updates provided thereto) and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by the Company, the Acquired Business each other Borrower and each Guarantor to be reasonable at the time made and (B) information believed by the Company, the Acquired Business each other Borrower and each Guarantor to have been accurate based upon the information available to the Company, the Acquired Business each other Borrower and each Guarantor at the time such projections were furnished to the Lenders; it being understood by the Lenders that such forward looking information is as to future events and is not to be viewed as facts, such forward looking information is subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. The Company agrees that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and projections were being furnished, and such representations were being made, at such time, then the Company will promptly supplement, or cause to be supplemented, the Information and projections so that such representations will be correct in all material respects under those circumstances.
This commitment letter, and any information provided in connection herewith (including information with respect to the Acquisition), is subject to the mutual non-disclosure agreement between the Company and BSP dated March 17, 2015. The Company acknowledges that the Lenders and their affiliates may now or hereafter provide financing or obtain other interests in other companies in respect of which the Company or its affiliates may be business competitors, and that no Lender or any of its affiliates will have any obligation to provide to the Company or any of its affiliates any confidential information obtained from or in respect of such other companies.
The offer made by BSP in this commitment letter shall expire, unless otherwise agreed by BSP in writing, at 5:00 p.m. (New York City time) on April 17, 2015, unless prior thereto, BSP have received (i) a copy of this commitment letter, signed by the Company accepting the terms and conditions of this commitment letter and the Term Sheet and (ii) the Deposit in immediately available funds. BSP's commitment to provide the Financing Facility shall expire upon the earlier of (A) 5:00 p.m. (New York City time) on July 31, 2015, unless the Closing Date occurs on or prior thereto, and (B) the execution and delivery of the Credit Facilities Documentation (it being understood that (x) the Company's obligation to pay all amounts in respect of indemnification and Expenses and (y) the provisions relating to assignments, governing law, absence of fiduciary relationships, waiver of jury trial, limitation on damages, and exclusivity shall survive termination of this commitment letter).
The Company agrees it shall not assign this Commitment Letter without the prior written consent of BSP (and any purported assignment without such consent shall be null and void). This Commitment Letter is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties.
BSP hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") and other applicable law relating to money laundering and terrorist financing, the Lenders and each other lender party to the proposed Financing Facility may be required to obtain, verify and record information that identifies the Company each other Borrower and each Guarantor, which information includes the name and address of the Company each other Borrower and each Guarantor and other information that will allow the Lenders and each other lender party to the proposed Financing Facility to identify the Company, each other Borrower and each Guarantor in accordance with the Act and such other applicable law. This notice is given in accordance with the requirements of the Act and is effective for each Lender.
The Company acknowledges that BSP and/or the Lenders may be provide debt financing, equity capital or other services to other companies with which you may have conflicting interests. The Company further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between the (x) Company and (y) BSP has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether BSP and/or its affiliates have advised or are advising you on other matters and (b) you will not assert any claim against any of BSP and its affiliates for breach or alleged breach of fiduciary duty in respect of any of the transactions contemplated by this Commitment Letter and agree that BSP and its affiliates shall not have any direct or indirect liability to you in respect of such a fiduciary duty claim in respect of any of the transactions contemplated by this Commitment Letter or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
As you know, the Lenders may from time to time effect transactions, for their own account or the account of customers, and hold positions in loans or options on loans of the Company and other companies that may be the subject of this arrangement. In addition, the Lenders may employ the services of their affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to and bound by the obligations of the Lenders hereunder.
This commitment letter, including the attached Term Sheet, (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (ii) shall be governed by the law of the State of New York, without giving effect to the conflict of laws provisions thereof, (iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. To the fullest extent permitted by applicable law, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in this commitment letter and irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in any such court. No party hereto or any of their respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any claims, this Commitment Letter, the Financing Facility, the use or the proposed use of the proceeds thereof, or any other transaction contemplated by this Commitment Letter; provided, that nothing contained in this paragraph shall limit the Company’s indemnity and expense reimbursement obligations to the extent set forth in the Commitment Letter.
This Commitment Letter may be amended, modified or waived only in a writing signed by each of the parties hereto.
[Remainder of Page Intentionally Left Blank.]

Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this letter to BSP and wiring the Deposit in immediately available funds to an account designated by BSP.
Very truly yours,

Providence Debt Fund III L.P.

By:    /s/ Bryan Martoken
Name: Bryan Martoken
Title: CFO - Benefit Street Partners, LLC

Benefit Street Partners SMA-C L.P.

By:    /s/ Bryan Martoken
Name: Bryan Martoken
Title: CFO - Benefit Street Partners, LLC

PECM Strategic Funding L.P.

By:	/s/ Bryan Martoken
Name: Bryan Martoken
Title: CFO - Benefit Street Partners, LLC

Benefit Street Partners Capital Opportunity Fund L.P.

By:    /s/ Bryan Martoken
Name: Bryan Martoken
Title: CFO - Benefit Street Partners, LLC

Benefit Street Partners SMA LM L.P.

By:	/s/ Bryan Martoken
Name: Bryan Martoken
Title: CFO - Benefit Street Partners, LLC

Agreed and accepted on this
12th day of April 2015:

AVID TECHNOLOGY, INC.

By:    /s/ John W. Frederick

Name:	John W. Frederick
Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Exhibit A
Avid Technology, Inc.
Outline of Terms and Conditions for Financing Facility
This Outline of Terms and Conditions is part of the commitment letter, dated April 12, 2015 (the "Commitment Letter"), addressed to Avid Technology, Inc. ("Company") by Providence Debt Fund III L.P., Benefit Street Partners SMA-C L.P., PECM Strategic Funding L.P., Benefit Street Partners Capital Opportunity Fund L.P. and Benefit Street Partners SMA LM L.P. (collectively, "BSP") and, subject to the Certain Funds Provisions and the Documentation Considerations (as defined below), is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

BORROWERS:	The Company and certain domestic subsidiaries of the Company designated by the Lenders in consultation with the Company (each a "Borrower", and collectively, the "Borrowers").
GUARANTORS:
Certain subsidiaries of the Company designated by the Lenders in consultation with the Company (the “Guarantors” and together with the Borrowers, each, a "Loan Party" and collectively, the "Loan Parties"); provided that notwithstanding the foregoing, foreign subsidiaries will not be required to be Guarantors if adverse tax consequences could reasonably be expected to result from such guarantees.

LENDERS:
BSP, any Lender Affiliate (as defined below) thereof, and such other lenders as may be designated by BSP in consultation with the Company (together with their successors and permitted assigns, the “Lenders”), it being understood that unless otherwise agreed by the Borrowers in writing, at all times prior to the Closing Date BSP and/or a Lender Affiliate shall retain the entire commitment hereunder in respect of the Term Loan. A designee of BSP will act as agent for the lenders (in such capacity, the “Agent”). Any affiliate of a Lender or accounts or clients that invest in or are managed, advised or sub-advised by a Lender shall be a “Lender Affiliate”.

FINANCING FACILITY:	A $100,000,000 senior secured term loan facility (the "Financing Facility") funded on the Closing Date (the “Term Loan”).
TERM:	The Financing Facility shall terminate on the fifth (5th) anniversary of the Closing Date (the "Maturity Date").

MANDATORY AND OPTIONAL PREPAYMENTS:
Mandatory prepayments to consist of payment of 100% of any proceeds from issuance of debt (other than permitted debt to be defined in the Credit Facilities Documentation), 50% of annual consolidated excess cash flow measured and payable annually following the delivery of audited financial statements, minus all voluntary prepayments of the Term Loan (the "Excess Cash Flow Sweep"),100% of proceeds from sale of assets (other than the sale of inventory in the ordinary course of business and subject to the ABL lender’s rights to its priority collateral), 100% of proceeds from casualty events (subject to reinvestment to be mutually agreed), receipt of income tax refunds (excluding, among other taxes, VAT and property and use taxes), receipt of proceeds from other "corporate events" and other extraordinary receipts, subject to customary exceptions to be included in the Credit Facilities Documentation. The Excess Cash Flow Sweep shall commence at the end of fiscal year 2016, and shall only apply if total debt exceeds 2.5 times adjusted EBITDA (defined in a manner to be consistent with the Company’s externally reported adjusted EBITDA and adjusted) measured at the end of any applicable fiscal year. In broad terms, "excess cash flow" would be based on EBITDA minus interest expense, increases in working capital, taxes, scheduled and mandatory (to the extent the item giving rise to such mandatory prepayment is included in the determination of EBITDA) principal payments on the Term Loan, and net non-financed capital expenditures otherwise permitted plus decreases in working capital (subject to baskets for acquisitions and other exclusions to be negotiated). All mandatory prepayments of the Term Loan shall be applied pro rata to the installments thereof.
Optional: The Borrowers may prepay the Term Loan, in whole at any time or in part from time to time, subject to the prepayment premium referred to below. All optional prepayments of the Term Loan shall be applied in such order of maturity as the Borrowers may direct.
Prepayment Premium: Any prepayment of the Term Loan at any time prior to the Maturity Date (other than any prepayment resulting from (i) mandatory prepayments from excess cash flow, casualty events, tax refunds, corporate events, asset sales, or extraordinary receipts and (ii) regularly scheduled prepayments of the Term Loan) shall be subject to an prepayment premium equal to (A) the sum of the principal amount of such prepayment of the Term Loan multiplied by 2.00%, in the event that such prepayment occurs before the first anniversary of the Closing Date and (B) the sum of the principal amount of such prepayment of the Term Loan multiplied by 1.00%, in the event that such prepayment occurs on or after the first anniversary of the Closing Date and before the second anniversary of the Closing Date. No such prepayment premium will be payable for any prepayment of the Term Loan occurring on or after the second anniversary of the Closing Date. The prepayment premium shall not be payable for any prepayment of the Term Loan if such prepayment is in connection with a replacement financing facility provided by BSP or its affiliates.

MATURITY/AMORTIZATION:	The Term Loan and all other obligations outstanding under the Financing Facility shall be due and payable in full on the Maturity Date.

The Term Loan shall amortize on a quarterly basis, commencing on the last day of the first full fiscal quarter following the Closing Date, with all installments due in the amount of 0.25% of the funded Term Loan; provided that the final installment shall be equal to the aggregate principal amount of the Term Loan then outstanding.

CLOSING DATE:
The first date on which the conditions precedent to the initial funding of the Term Loan shall have been satisfied or waived in writing by BSP, which date shall not be later than July 31, 2015, unless otherwise agreed in writing by the Lenders and the Company (the "Closing Date").

COLLATERAL:
Subject to the Certain Funds Provisions, all obligations of the Loan Parties to the Lenders shall be secured by (a) a perfected lien on and security interest in all of the Loan Parties' now owned and hereafter acquired (i) accounts, (ii) inventory, (iii) cash and cash equivalents (other than identifiable proceeds of Term Loan Priority Collateral (as defined below)), (iv) all of the contract rights, documents, books and records to the extent relating to the foregoing, and (v) proceeds of the foregoing (the "Working Capital Priority Collateral"), and (b) a perfected lien on and security interest in substantially all of the Loan Parties' now owned and hereafter acquired assets, real and personal, tangible and intangible, and all proceeds thereof (other than Working Capital Priority Collateral), including, without limitation, real property, fixtures, equipment, documents, general intangibles, payment intangibles, contract rights, chattel paper, instruments, investment property, commercial tort claims, trademarks, copyrights, patents and other intellectual property, cash and cash equivalents that are identifiable proceeds of Term Loan Priority Collateral and all of the stock of or other ownership interests in each subsidiary of the Company (the “Term Loan Priority Collateral”, and together with the Working Capital Priority Collateral, collectively, the "Collateral"). The liens securing the Financing Facility will be first priority liens on the Term Loan Priority Collateral and second priority liens (junior only to the liens securing the Working Capital Facility) on the Working Capital Priority Collateral. Notwithstanding the foregoing, the pledge of voting stock in foreign subsidiaries of the Loan Parties will be limited to 66-2/3% of such voting stock to the extent that a pledge of more than 66-2/3% of such voting stock or other equity interest eligible to vote could reasonably be expected to cause adverse tax consequences for the Loan Parties.
Subject to the Certain Funds Provisions, the Term Loan, all costs, fees and expenses of the Lenders required to be reimbursed under the Financing Facility and all other obligations owed to the Lenders shall be secured as described above and shall be charged to the loan account to be established under the Financing Facility.

INTEREST:
At the Borrowers' option, the Term Loan shall bear interest at a rate per annum equal to either (i) the Reference Rate (as hereinafter defined) plus 5.25% or (ii) LIBOR (as hereinafter defined) plus 6.50%.

As used herein, "LIBOR" means the rate of interest determined by BSP in accordance with its customary procedures, to be the rate at which dollar deposits are offered to major banks in the London interbank market for interest periods of 1, 2, or 3 months, as selected by the Borrowers, adjusted by the reserve percentage prescribed by governmental authorities as determined by BSP, provided that at no time shall LIBOR be less than 1.00%. In addition, (i) not more than a number to be determined of separate interest periods may be in effect for LIBOR Loans at any one time, (ii) the minimum amount and integral multiple of each LIBOR Loan shall be not less than an amount to be determined, and (iii) the Borrowers shall be responsible for any breakage fees, yield maintenance and other associated costs, as determined by the Lenders.

As used herein, "Reference Rate" means the rate of interest publicly announced from time to time by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate, provided that at no time shall the Reference Rate be less than 2.00%,

All interest and fees shall be computed on the basis of a year of 360 days for the actual days elapsed. If any event of default shall occur and be continuing, interest shall accrue at a rate per annum equal to 2.00% in excess of the rate of interest otherwise in effect. All interest shall accrue from the Closing Date and shall be payable in cash, quarterly in arrears (except that interest on LIBOR Loans shall be due at the end of each applicable interest period); provided that interest that accrues at the default rate shall be payable on demand.

CASH MANAGEMENT:
Subject to the Certain Funds Provisions, the Borrowers shall enter into cash management arrangements (including springing dominion and control agreements) on terms reasonably satisfactory to the Agent, the agent for the Working Capital Facility, the Lenders and the Borrowers.

FEES:
Original Issue Discount:
The Term Loan shall be made with an original issue discount of 1.0% of the aggregate principal amount thereof such that the proceeds of the Term Loan shall be advanced net of the original issue discount and the Company acknowledges and agrees that it will receive proceeds in an amount equal to 99% of the aggregate principal amount of the Term Loan, but that the entire amount of such principal shall be deemed outstanding as the Term Loan. All or a portion of such original issue discount may, at the option of the Lenders, take the form an upfront fee of 1.00% of the Term Loan, as applicable, payable in full on the Closing Date or the date of funding, as applicable.

USE OF PROCEEDS:
The Term Loan shall be used (i) to fund the Borrowers' ongoing working capital and general corporate requirements, (ii) to pay fees and expenses related to the financing contemplated by this commitment letter and (iii) to fund the Acquisition.

CONDITIONS PRECEDENT:
The obligation of the Lenders to make the Term Loan under the Financing Facility on the Closing Date will be subject to the Certain Funds Provisions and subject to the satisfaction or waiver of solely the conditions expressly set forth in the second paragraph of the commitment letter and the following conditions precedent:

(a) The execution and delivery of the definitive documentation for the Financing Facility (the “Credit Facilities Documentation”) by the Borrowers and the other Loan Parties, which shall, in each case, be mutually satisfactory, consistent with the Commitment Letter and this Term Sheet and subject to the Certain Funds Provisions and the Documentation Considerations.

(b) Each of the Specified Representations and Specified Acquisition Agreement Representations shall be true and correct in all material respects (but without duplication of any materiality qualifier) (except that any Specified Representation or Specified Acquisition Agreement Representation, as applicable, that expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

(c) BSP shall have received (i) customary officer’s closing certificates, organizational documents, customary evidence of authorization from all Loan Parties and good standing certificates in jurisdiction of formation/organization and customary legal opinions from counsel of the Loan Parties in all applicable jurisdictions, (ii) delivery of a duly completed perfection certificate or collateral questionnaire in form satisfactory to the Agent at least 20 days prior to the Closing Date, (iii) the results of customary lien searches requested by BSP with respect to the Loan Parties at least 15 days prior to the Closing Date, and (iv) evidence of insurance coverage with respect to the Loan Parties’ properties and businesses. All documents and instruments necessary to establish that the Lenders will have a perfected priority security interest (subject in priority as may be provided herein or in the Credit Facilities Documentation) in the Collateral for the Financing Facility shall have been delivered (subject to the Certain Funds Provisions).

(d) Since December 31, 2014, there have not been any changes, events or occurrences that have resulted in, or that would reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

(e) The Loan Parties shall have paid to BSP all reasonable and documented out-of-pocket fees and expenses then owing to BSP hereunder, including, without limitation, all reasonable loan origination costs, audit fees, documented out-of-pocket attorneys' fees, search fees, title fees and documentation and filing fees.

(f) The Loan Parties shall have entered into the Working Capital Facility, the principal amount of which shall not exceed $60,000,000 and which shall otherwise be in form and substance reasonably satisfactory to BSP, and BSP and the agent in respect of such Working Capital Facility shall have entered into a customary intercreditor agreement in respect thereof reasonably consistent with prior agreements between BSP and the agent for the Working Capital Facility for similar financing transactions and containing a cap on the committed amount of the Working Capital Facility of $72,000,000. The Borrowers shall have at least $25,000,000 of the sum of (i) unused but available borrowing capacity under the Working Capital Facility and (ii) cash on hand on the Closing Date, after giving effect to the payment of all amounts payable in connection with the consummation of the transactions contemplated to occur on the Closing Date and the payment of all fees and expenses associated with the Financing Facility and the Working Capital Facility.

(g )BSP shall have received (i) evidence of the payment in full of all indebtedness under each existing credit facility of any Loan Party (other than the Working Capital Facility and other permitted indebtedness to be agreed), and (ii) copies of a termination and release agreement or payoff letter with respect to each such existing credit facility, together with satisfactions of mortgage, UCC-3 termination statements and other release documents necessary to release such existing lenders' liens on the Collateral, in each case, in form and substance reasonably satisfactory to BSP.

(h) The Leverage Ratio of the Borrower on the Closing Date determined on a pro forma basis after giving effect to the initial funding of the Financing Facility, the Acquisition and other transactions contemplated hereby shall not exceed 1.25:1.0.

(i) All documentation relating to the Acquisition, including the Acquisition Agreement, shall have been completed in form and substance reasonably satisfactory to Agent, it being understood that the unsigned execution copy of the Acquisition Agreement dated as of April 12, 2015 and previously provided to BSP is reasonably satisfactory to BSP, and the Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement contemporaneously with the funding of the Term Loan (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of Agent).

(j) There shall not exist any order, injunction or decree or any government activity restricting or prohibiting the funding under the Financing Facility.

(k) Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(l) Agent shall have received a funds flow and sources and uses schedule in form and substance reasonably satisfactory to the Agent.
(m) Agent shall have received a solvency certificate of the Chief Financial Officer of the Company in form and substance reasonably satisfactory to the Agent.

(n) Agent shall have received (i) insurance certificates and corresponding endorsements listing the Agent as additional insured or loss payee (as applicable), and (ii) all filings and other actions necessary to perfect the Agent’s security interest in the Collateral (to the extent required by the Commitment Letter).

REPRESENTATIONS AND WARRANTIES:
Subject to the Certain Funds Provisions and the Documentation Considerations, representations and warranties limited to the following (with customary and reasonable exceptions, qualifications, thresholds and baskets): corporate existence and good standing, authority to enter into loan documentation, governmental approvals, enforceability of Loan Documents, capitalization, litigation and commercial tort claims, financial statements, non-violation of laws, organizational documents and other agreements, compliance with environmental, pension and other laws, ERISA, OFAC, money laundering, Patriot Act and other anti-terrorism laws and anti-corruption laws, Regulations T, U and X, nature of business, permits, properties, environmental matters, insurance, use of proceeds, solvency, location of bank accounts and other Collateral, full disclosure, intellectual property, material contracts, Investment Company Act, employee and labor matters, no bankruptcy filing, corporate details (i.e., names, jurisdictions of organization, identification numbers, etc.), absence of Material Adverse Effect, absence of default or unmatured default under the Financing Facility, priority of the Agent’s liens (with the priority specified in the "Collateral" section of the Term Sheet).

COVENANTS:
Subject to the Certain Funds Provisions and the Documentation Considerations, covenants limited to the following (with customary and reasonable exceptions, qualifications, thresholds and baskets): provision of financial statements, notices of material litigation, defaults and other information, compliance with laws, preservation of existence, books and records, use of proceeds, inspection of properties, maintenance of properties and insurance, obtaining of permits, environmental compliance, further assurances, change in Collateral locations, after acquired material real property, fiscal year, separate existence, and limitations with respect to liens and encumbrances, indebtedness, fundamental changes and dispositions, dividends and retirement of capital stock and management fees and certain other payments issuance of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments (including Permitted Investments), capital expenditures, loans and advances, changes in accounting (other than ordinary course changes and as required by GAAP or applicable law), nature of business, organization documents, activities under Regulations T, U and X and the Investment Company Act, non-compliance with pension, environmental and other laws, transactions with affiliates, amendments to documentation of other indebtedness, negative pledges and prepayment of other indebtedness.

Financial covenants ("Financial Covenants"), will consist of a maximum leverage ratio (total debt (net of cash subject to a cap to be determined) as of the day of the applicable trailing four-quarter period / Consolidated Adjusted EBITDA; the "Leverage Ratio") to be mutually agreed upon by BSP and the Company based upon a percentage of the Company's consolidated projected operating performance, set at 80% initially. Consolidated Adjusted EBITDA shall be defined in a manner to be consistent with the Company’s externally reported Adjusted EBITDA.

Financial reporting to include the following: (i) annual, audited financial statements, (ii) quarterly, internally prepared, financial statements, (iii) annual projections, including quarterly balance sheet, profit and loss and cash flow figures through the Maturity Date, and (iv) other usual and customary reporting requirements for a loan facility of this nature as reasonably required by the Lenders.

EVENTS OF DEFAULT:
Subject to the Certain Funds Provisions and the Documentation Considerations, events of default limited to the following (with customary and reasonable notice requirements, grace periods, exceptions, qualifications, thresholds and baskets) with respect to the Loan Parties: payment, cross-default, violation of covenants, breach of representations or warranties, bankruptcy or insolvency, invalidity of Loan Documents, invalidity of lien on any material portion of the Collateral, judgment, ERISA, environmental, cessation of a substantial part of the Loan Parties' business, indictment of a Loan Party or a proceeding in which penalties or remedies include forfeiture of a material portion of property to be agreed and change of control.

GOVERNING LAW:	All documentation in connection with the Financing Facility shall be governed by the laws of the State of New York.
ASSIGNMENTS, PARTICIPATIONS:
The Lenders may sell (whether via assignment or participation) to one or more other persons all or a portion of their loans or commitments under the Financing Facility. BSP may enter into assignments in consultation with the Company (but without the need for consent by the Company) at any time prior to the first anniversary of the Closing Date; provided that no such consultation shall be required for assignments by BSP or its Lender Affiliates to another Lender Affiliate. So long as no Event of Default has occurred and is continuing, Company shall have the right to approve any other assignments (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required for assignments by a Lender to another Lender, an approved fund or a Lender Affiliate of such Lender.

OUT-OF-POCKET EXPENSES:
The Borrowers shall pay on demand all reasonable and documented out-of-pocket fees, costs and expenses of BSP (including, without limitation, reasonable and documented out-of-pockets legal fees, appraisal and valuation fees, search fees, filing fees, documentation fees and expenses, audit fees and expenses in excess of the Deposit), incurred in connection with the Commitment Letter or this Term Sheet and the transactions contemplated by the Commitment Letter and this Term Sheet, whether or not such transactions close.

DOCUMENTATION CONSIDERATIONS:
The Credit Agreement evidencing the Financing Facility and the other Credit Facilities Documentation, including the pledges and security interests in respect of the Collateral described above, shall contain only those conditions to borrowing, representations, warranties, covenants, voluntary prepayments, mandatory prepayments and events of default expressly set forth in this Term Sheet, together with other customary terms and provisions to be mutually agreed upon to the extent not inconsistent with the terms and conditions set forth herein (it being understood and agreed that (x) the only conditions to the initial funding of the Financing Facility are the conditions set forth in the second paragraph of the Commitment Letter, (y) the only voluntary prepayments, mandatory prepayments and events of default to be contained in the Financing Facility shall be those of the type expressly set forth herein and (z) the only representations, warranties and covenants to be contained in the Credit Agreement evidencing the Financing Facility shall only be those of the type expressly set forth herein).
The other terms and provisions of the Credit Facilities Documentation will be customary and mutually agreed upon, the definitive terms of which (including reasonable materiality thresholds, baskets, exceptions, qualifications and grace periods) will be negotiated in good faith (giving due regard to the operational requirements, size, industries, businesses and practices of the Company and its subsidiaries) and will be consistent with this Term Sheet. The provisions of this section are referred to herein as the “Documentation Considerations”.

MATERIAL ADVERSE EFFECT:
Material Adverse Effect shall mean a material adverse effect on (a) the business, assets, properties, liabilities, operations or financial condition of the Loan Parties taken as a whole; (b) the ability of the Loan Parties to perform their obligations under the Loan Documents to which they are parties; or (c) the enforceability of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Loan Parties.